Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
IGI Laboratories, Inc. and Subsidiaries

We consent to the incorporation by reference in this Post Effective Amendment No. 1 to the Registration Statement on Form S-8 (No. 333-67565) of our report dated March 31, 2008 relating to the consolidated balance sheet of IGI Laboratories, Inc. and Subsidiaries as of December 31, 2007 and the related consolidated statements of operations, cash flows and stockholders' equity for each of the years in the two year period ended December 31, 2007, which appears in the December 31, 2007 Annual Report on Form 10-KSB of IGI Laboratories, Inc. and Subsidiaries.

/s/ Amper, Politziner & Mattia, LLP

Edison, New Jersey
March 12, 2009